Exhibit 10.49
MPLX LP Senior Leader Change in Control Severance Benefits Plan

(As Amended and Restated Effective December 1, 2024)

1.History and Purpose of the Plan; No Duplication of Benefits.
The board of directors of MPLX GP LLC, a Delaware limited liability company (the “General Partner”), on behalf of MPLX LP, a publicly-traded Delaware limited partnership (the “Partnership”), and the board of directors of Marathon Petroleum Corporation, a publicly-traded Delaware corporation (the “Corporation”), established the MPLX LP Executive Change in Control Severance Benefits Plan (also known as the “Executive Severance Benefits Plan Relating to a Partnership Change in Control”, the “Plan”) effective October 26, 2017, to recognize the contributions of the Senior Leaders (defined below) who provide services to the Partnership or the Corporation and to assure the continued provision of services by these Senior Leaders where, as is the case with many public-traded entities such as the Partnership, the possibility of a Partnership Change in Control (defined below) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Partnership and its unitholders and the Corporation and its shareholders.
Additionally, the Plan was established with the intent that it operate as a companion plan to the Marathon Petroleum Corporation Senior Leader Change in Control Severance Benefits Plan (as it may be amended from time the time, the “Corporation Plan”, and formerly known as the “Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan”). It continues to be expressly intended that this Plan shall not result in a duplication of benefits in the event a Senior Leader would be eligible to receive benefits under both this Plan and the Corporation Plan. Therefore, in such event, notwithstanding any provision of this Plan to the contrary, where benefits under both this Plan and the Corporation Plan become payable to a Senior Leader, the Senior Leader shall receive the greater of the benefits provided under this Plan and the benefits provided under the Corporation Plan, but shall not receive benefits under both plans.
The Plan is now amended and restated effective December 1, 2024, and renamed the “MPLX LP Senior Leader Change in Control Severance Benefits Plan.”
The Plan is intended to comply with the requirements of Section 409A of the Code, and is intended to qualify as an unfunded plan maintained primarily for the purpose of providing benefits to a select group of management and highly compensated service providers to the Partnership or the Corporation.
2.Definitions.
As used in the Plan, the following terms shall have the following meanings (and the singular includes the plural, unless the context clearly indicates otherwise):

“Affiliate” means and each related company or business which is part of the same controlled group under Sections 414(b) or 414(c) of the Code with the Corporation, the General Partner or the Partnership; provided that where specified by Marathon Petroleum Corporation in accordance with Section 409A of the Code, in applying Sections 1563(a)(1) through (a)(3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treasury Regulations Section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Section 414(c) of the Code, the phrase “at least 50 percent” is used instead of “at least 80 percent.”
“Applicable Event” means a Partnership Change in Control.
“Base Salary” means on the date of determination, the annual base salary then in effect for the Senior Leader.
“Cause” means a Separation from Service of the Senior Leader by the Corporation or the Partnership or one of their Affiliates upon (i) the willful and continued failure by the Senior Leader to substantially perform the Senior Leader’s duties (other than any such failure resulting from Separation from Service by the Senior Leader for Good Reason or any such failure resulting from the Senior Leader’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Senior Leader that specifically identifies the manner in which the Senior Leader has not substantially performed his or her duties, and the Senior Leader has failed to resume substantial performance of his or her duties on a continuous basis within 14 days of receiving such demand, as determined in the sole discretion of the Corporation Board or its delegate, (ii) the willful engaging by the Senior Leader in conduct which is demonstrably injurious to the Corporation, the Partnership or any of their Affiliates, monetarily or otherwise, as determined in the sole discretion of the Corporation Board or its delegate, or (iii) the Senior Leader’s conviction of a felony or conviction of a misdemeanor which impairs the Senior Leader’s ability substantially to perform his or her duties, as determined in the sole discretion of the Corporation Board or its delegate. For purposes of Cause, no act, or failure to act, on the Senior Leader’s part shall be deemed “willful” unless done, or omitted to be done, by the Senior Leader not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation, the Partnership or their Affiliates.
“Code” means the Internal Revenue Code of 1986, as amended.
“Corporation Board” means the board of directors of the Corporation.
“Effective Date” is December 1, 2024.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means a Separation from Service by the Senior Leader within 90 days after the occurrence, without the Senior Leader’s express written consent, of any one or more of the following events:
(i)    the material diminution of the Senior Leader’s base compensation (meaning annual salary, excluding bonuses, commissions or other compensation);
(ii)    the material diminution of the Senior Leader’s authority, duties, or responsibilities;
(iv)    the forced relocation of Senior Leader’s principal place of employment to a location more than 50 miles, one-way, from the Senior Leader’s then-current principal place of employment; or
(v)    the material breach by (a) the Corporation or the Partnership of Section 11 of this Plan, or (b) the Corporation or the Partnership or one of their Affiliates of the agreement under which the Senior Leader provides services.
Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Senior Leader has: (A) provided the Corporation, the Partnership or the applicable Affiliate, within 60 days of Senior Leader’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason, and (B) provided the Corporation, the Partnership or the applicable Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice.
“Incentive Award” means an Award granted to the Senior Leader under a shareholder-approved incentive compensation plan of the Corporation or MPLX LP – e.g., the Marathon Petroleum Corporation 2021 Incentive Compensation Plan, the MPLX LP 2018 Incentive Compensation Plan – and for this purpose “Award” shall have the meaning as defined under such applicable incentive compensation plan.
“Notice of Termination” means a written notice which indicates the specific reason(s) relied upon by the Corporation, the Partnership or the applicable Affiliate for the Separation from Service of a Senior Leader and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the Senior Leader’s Separation from Service. Any Separation from Service by the Corporation, the Partnership or the applicable Affiliate for Cause shall be communicated by Notice of Termination from the Corporation Board or its delegate to the Senior Leader, and or any Separation from Service by the Senior Leader for Good Reason shall be communicated by Notice of Termination from the Senior Leader to the Corporation Board or its delegate.
“Partnership Change in Control” means the occurrence of any of the following events:

(i)any Person, other than the Corporation, the General Partner or an affiliate of the Corporation or the General Partner (as determined immediately prior to such event), shall become the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the combined voting power of the equity interests in the General Partner or the Partnership;
(ii)the sale or other disposition by either the General Partner or the Partnership of all or substantially all of the General Partner’s or the Partnership’s assets, respectively, in one or more transactions to any Person other than the Corporation, the General Partner, the Partnership or an affiliate thereof;
(iii)a transaction resulting in a Person other than the Corporation, the General Partner or an affiliate thereof (as determined immediately prior to such event) being the sole general partner of the Partnership; or
(iv)a Change in Control as defined in the Corporation Plan.
“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
“Plan” means the MPLX LP Senior Leader Change in Control Severance Benefits Plan, effective as of the Effective Date set forth above, and as thereafter amended from time to time.
“Plan Administrator” means the Compensation and Organization Development Committee of the Corporation Board; provided that such committee may designate an individual or committee of individuals as the Plan Administrator.
“Qualified Termination” means a Senior Leader’s Separation from Service as to all of the Partnership, the General Partner, the Corporation and their Affiliates within two years on or after the date of a Partnership Change in Control unless such Separation from Service is (i) due to death, (ii) for Cause, or (iii) by the Senior Leader other than for Good Reason. If a Senior Leader Separates from Service as to all of the Partnership, the General Partner, the Corporation and their Affiliates prior to a Partnership Change in Control and such Separation from Service was involuntary and at the request of the Partnership, the General Partner, the Corporation or any Affiliate, and other than (x) due to death, (y) for Cause, or (z) by the Senior Leader other than for Good Reason, the Senior Leader will be deemed to have a Qualified Termination prior to such Partnership Change in Control so long as the Senior Leader reasonably demonstrates that such Separation from Service was at the request of or as a result of actions by a third party who has taken steps reasonably calculated to effect a Partnership Change in Control. Notwithstanding any provision of this Plan to the contrary, a Senior Leader shall not be deemed to have a Qualified Termination if any of the following has occurred: (A) the

Corporation Board determines in good faith that the Partnership Change in Control was not a material factor underlying the reason for the Senior Leader’s Separation from Service, (B) the Senior Leader commences or continues in service with any of the Partnership, the General Partner or the Corporation or any of their Affiliates following the Partnership Change in Control or commences service with any applicable buyer or successor entity and, in any such case is not terminated without Cause and does not resign from such service for Good Reason within two years following the occurrence of the Partnership Change in Control, or (C) the Senior Leader receives an Qualifying Offer in connection with the Partnership Change in Control.
“Qualifying Offer” means a bona fide offer to commence or continue employment with the General Partner, the Partnership or any applicable buyer or successor entity (or any affiliate thereof) that contains the following terms:
(i)an annualized rate of base salary as in effect immediately prior to the Partnership Change in Control;
(ii)a position that is substantially comparable or greater to the position in which the Senior Leader served immediately prior to the Partnership Change in Control and that would not reasonably be expected to result in the assignment to the Senior Leader of duties materially inconsistent with his or her position immediately prior to the Partnership Change in Control or a material reduction or alteration in the nature of the Senior Leader’s duties or responsibilities from those in effect immediately prior to the Partnership Change in Control;
(iii)employee benefits and short- and long-term incentive compensation opportunities that provide overall value in the aggregate that is comparable to the employee benefits and short- and long- term incentive compensation opportunities provided to the Senior Leader immediately prior to the Partnership Change in Control;
(iv)severance benefits in the event of an involuntary termination or an event constituting Good Reason during the first two years following the Partnership Change in Control that are at least comparable to the severance benefits described in Section 3 of this Plan; and
(v)a location of employment that is within 50 miles of the location where the Senior Leader was based immediately prior to the Partnership Change in Control.
“Senior Leader” means a senior executive who provides services to the Partnership, the General Partner, the Corporation or any Affiliate and who are administratively classified by the Partnership, the General Partner, the Corporation or any Affiliate in salary grade 88 or higher.
“Separation Date” means the date on which a Senior Leader Separates from Service.

“Separation from Service” or “Separate from Service” shall have the same meaning as set forth under Section 409A of the Code with respect to the Corporation.
“Severance Benefits” means the benefits specified in Section 3(c) of this Plan that are due to a Senior Leader who has a Qualified Termination and otherwise satisfies the terms of this Plan.
“Surviving Spouse” means the person who was legally married to the Senior Leader immediately before the Senior Leader’s death.
3.Severance Benefits On Account of Death, Separation from Service, and Qualified Termination.
(a)Death. If a Senior Leader has a Separation from Service by reason of his or her death, such Senior Leader shall not be eligible for Severance Benefits under this Plan and no Severance Benefits under this Plan shall otherwise accrue or be provided to his or her Surviving Spouse, domestic partner, child or other dependent or any other beneficiary, or estate; in such event, such Senior Leader’s benefits shall be determined in accordance with the Corporation’s, the Partnership’s or their Affiliates’ retirement, survivor benefit, life insurance and other applicable programs and employee benefit plans then in effect.
(b)Separation from Service for Cause or Voluntary Separation from Service Other Than for Good Reason. If a Senior Leader has a Separation from Service by the Corporation for Cause or by the Senior Leader other than for Good Reason, the Corporation, the Partnership or their applicable Affiliate shall pay such Senior Leader his or her Base Salary as earned through the Separation Date at the rate in effect at the time Notice of Termination is given, plus all other amounts to which such Senior Leader is entitled under any compensation or benefit plan (other than this Plan) of the Corporation, the Partnership or any of their Affiliates at the time such payments are due, and the Corporation, the Partnership and their Affiliates shall have no further obligations to such Senior Leader under this Plan and the Senior Leader shall not be entitled to Severance Benefits under this Plan.
(c)Severance Benefits on Account of Qualified Termination. If a Senior Leader has a Qualified Termination, he or she shall be entitled to the following Severance Benefits under this Plan:
(i)    Severance Payment. A cash severance payment equal to the Senior Leader’s Current Annual Compensation (as defined below) multiplied times three. For purposes of this paragraph, the term “Current Annual Compensation” means the sum of:
(A)    the Senior Leader’s Base Salary in effect immediately prior to the Separation Date or, if greater, the Senior Leader’s Base Salary in effect immediately prior to the Applicable Event; and
(B)    the Senior Leader’s target annual cash bonus in effect under any annual cash bonus plan of the Corporation or its predecessor immediately prior to the Separation Date or, if greater, the Senior Leader’s target annual cash bonus in effect immediately prior to the Applicable Event.

(ii)    Welfare Benefits Payment. A cash welfare benefits payment (taxable to the Senior Leader) equal to the product of (A) 18, and (B) the monthly COBRA premium in effect on the Senior Leader’s Separation Date for the level of coverage under the Corporation’s, the Partnership’s or the applicable Affiliate’s group health plan providing medical and prescription drug coverages in which the Senior Leader participated immediately prior to their Separation from Service.
(d)Legal Fees. The Corporation shall reimburse all legal fees and expenses that the Senior Leader may reasonably incur as a result of any contest by the Corporation, the General Partner, the Partnership or any Affiliate or by the Senior Leader of the validity or enforceability of, or liability under, any provision of the Plan or any guarantee of performance thereof where such contest is between the Corporation, the General Partner, the Partnership or any Affiliate and the Senior Leader or between any of those parties and any third party (including as a result of any contest by the Senior Leader about the amount of any payment pursuant to the Plan), provided that reimbursement hereunder shall not apply if such Senior Leader does not prevail on at least one material claim (to the extent such Senior Leader prevails on at least one material claim, all legal fees and expenses reasonably incurred by the Senior Leader shall be reimbursed by the Corporation, regardless of whether associated with such claim). Such reimbursement shall be made within 30 business days after the delivery of the Senior Leader’s written request for the payment accompanied by such evidence of legal fees and expenses incurred as the Corporation may reasonably require. In any event the Corporation shall pay the Senior Leader such legal fees and expenses by the last day of the Senior Leader’s taxable year following the taxable year in which the Senior Leader incurred such legal fees and expenses. The legal fees or expenses that are subject to reimbursement pursuant to this Section 3(d) shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 3(d) during a given taxable year of the Senior Leader shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Senior Leader. The right to reimbursement pursuant to this Section 3(d) is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of the Plan to the contrary, if the Senior Leader is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Senior Leader’s Separation from Service, any amount to which the Senior Leader would otherwise be entitled under this Section 3(d) during the first six months following the date of the Senior Leader’s Separation from Service shall be accumulated and paid to the Senior Leader on the date that is six months following the date of the Senior Leader’s Separation from Service.
(e)No Mitigation. The Senior Leader is not required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 3 be reduced by any compensation earned by the Senior Leader as the result of employment by another employer, including self-employment, after the Senior Leader’s Separation Date, or otherwise.
4.Payment of Severance Benefits; Unfunded Plan.
(a)Time of Payment. The Senior Leader’s Severance Benefits under Section 3(c) shall be paid in a single lump sum in the seventh month following the Senior Leader’s Qualified Termination. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A of the Code, all or a portion of a Senior Leader’s Severance Benefits under Section 3(c) may be paid at the Corporation’s discretion on an earlier date (e.g., to the extent necessary to satisfy applicable tax withholding requirements) or on a later date (e.g., where the Corporation reasonably anticipates that the payment would violate Federal securities laws or other applicable law, and such payment is then made at the earliest date on which the Corporation reasonably anticipates that the making of such payment would not cause such violation).

(b)Corporation Liable for Severance Benefits. The Corporation shall be liable for all benefits due to Senior Leaders under the Plan.
(c)General Corporate Commitment. The Plan is a general corporate commitment and each Senior Leader must rely on the general credit of the Corporation for the fulfillment of the Corporation’s obligations under the Plan. Under all circumstances the rights of Senior Leaders to any asset held by the Corporation shall be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by the Corporation that the assets of the Corporation will be sufficient to pay any benefits under the Plan or would place the Senior Leader in a secured position ahead of general creditors and judgment creditors of the Corporation. Though the Corporation may establish or become a signatory to a rabbi trust to accumulate assets to help fulfill its obligations, the Plan and any trust created, shall not create any lien, claim, encumbrance, right, title or other interest of any kind in any Senior Leader in any asset held by the Corporation, contributed to any trust created, or otherwise be designated to be used for payment of any of its obligations created pursuant to the Plan. No specific assets of the Corporation have been or will be set aside, or will be transferred to a trust or will be pledged for the performance of the Corporation’s obligations under the Plan which would remove those assets from being subject to the general creditors and judgment creditors of the Corporation.
(d)Unfunded Plan. It is intended that this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.
5.Incentive Awards.
Upon the Senior Leader’s Qualified Termination, the disposition all of the Senior Leader’s Incentive Awards outstanding on the date of such event shall be determined according to their terms.
6.Benefits Subject to Section 280G of the Code.
Anything in the Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of a Senior Leader (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a “Payment”) would but for this Section 6 be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either be (a) provided to Senior Leader in full, or (b) provided to Senior Leader as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Senior Leader on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section 6 shall be made in writing in good faith by the Corporation’s independent certified public accountants, appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code), and/or tax counsel selected by such accountants (the “Accounting Firm”) in accordance with the principles of Section 280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards (or the accelerated vesting thereof) which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments and (iv) fourth from equity awards (or the accelerated vesting thereof) that are partially included as parachute payments, and (v) last from non-cash, non-equity benefits, in each instance provided that Section 409A of the Code is complied with and the Payments to be made later in time are to be reduced before Payments to be made sooner in time, and further provided that only payments or benefits (or portions of payments or benefits) that, if reduced, would reduce the total amount of “parachute payments” (as that term is used in Section 280G of the Code) shall be reduced. For purposes of making the calculations required by this Section 6, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the code, and other applicable legal authority. The Corporation and Senior Leader shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 6. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. All applicable taxes, including any Excise Tax, shall be borne solely by the Senior Leader.
7.Separation Agreement Condition.
Any benefit under this Plan shall be conferred via a written separation agreement executed by the Senior Leader, and shall be contingent on the Senior Leader signing, not revoking, and complying with the terms of such agreement and which agree shall include a release and waiver of claims in favor of the Corporation, the General Partner, the Partnership and all of their Affiliates’ current and former directors, officers, employees and employee benefit plans (the “Release”), and which may at the Corporation’s discretion include, among other things and where legally permissible, (i) non-solicitation, non-disparagement, confidentiality and further cooperation provisions, and (ii) non-competition provisions no more restrictive than the Corporation’s form of non-competition agreement to which the Senior Leader was subject to on their Separation Date; provided, however, that nothing in the preceding clauses of this sentence including any agreement executed by the Senior Leader pursuant to same, or otherwise under any provision of the Plan, shall prevent the Senior Leader from providing, without prior notice to MPC or otherwise to the Corporation, the General Partner or the Partnership information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Senior Leader is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
If the separation agreement (including the Release) is not executed by the Senior Leader in a form acceptable to the Plan Administrator by the deadline established by the Plan Administrator (which shall be no later than 45 days following the effective date of the Senior Leader’s Qualified Termination), or is revoked or breached by the Senior Leader, no Severance Benefits or other benefits shall be payable or otherwise provided under the Plan to the Senior Leader. To the extent the express terms of a separation agreement conflict with the terms of this Plan, the terms of this Plan shall prevail. For the avoidance of doubt, silence in the separation agreement shall not constitute a conflict with the Plan terms. To the extent required by Section 409A of the Code, if the period during which the Senior Leader has to execute the separation agreement spans two calendar years, any payment under this Plan shall be paid (or commence) in the second calendar year.

If the Plan Administrator determines in its sole discretion that the Senior Leader has engaged in conduct that (x) constitutes a breach of the separation agreement (including the Release), (y) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Corporation or (z) occurred prior to the Senior Leader’s Qualified Termination and would give rise to a termination for Cause (regardless of whether such conduct is discovered before, during or after the Senior Leader’s Qualified Termination), the Senior Leader shall forfeit the right to any unpaid benefit under this Plan and may be required to repay any amounts previously paid under the Plan to the extent recovery is permitted by law. This remedy is not exclusive and shall not limit any right of the Corporation, the General Partner and the Partnership under applicable law, including (but not limited to) a remedy under (1) Section 10D of the Exchange Act, (2) any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Corporation and the Partnership may be traded, and/or (3) any Corporation, General Partner, Partner or any Affiliate policy adopted with respect to compensation recoupment.
8.Administration.
Except as otherwise expressly provided in the Plan, the management and control of the operation and administration of the Plan shall be vested in the Plan Administrator. The Plan Administrator has sole discretion to make all determinations with respect to eligibility and benefits under the Plan and such determinations shall be final and binding.
No liability shall attach to or be incurred by the shareholders, officers, directors or employees of the Corporation, the General Partner or the Partnership in whatever capacity, under or by reason of the terms, conditions or agreements contained in the Plan or any law, rule or regulation, or for acts or decisions taken or omitted by any of them thereunder.
The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit. To the extent not otherwise prohibited by its committee charter, the Plan Administrator may also delegate to other persons or other entities any or all of its authority, responsibilities, obligations and duties with respect to the Plan. If the Corporation, the Plan Administrator, or other plan fiduciary (an “Advisee”) engages attorneys, accountants, actuaries, consultants, and other service providers (an “Advisor”) to advise them on issues related to a Plan or the Advisee’s responsibilities under the Plan: (a) the Advisor’s client is the Advisee and not any employee, participant, dependent, beneficiary, claimant, or other person; (b) the Advisee will be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and (c) no employee, participant, dependent, beneficiary, claimant or other person will be permitted to review any communication between the Advisee and any of the Advisee’s Advisors with respect to whom a privilege applies, unless mandated by a court order.
9.Claim Procedures.
(a)Filing and Determination of Claim. A Senior Leader who believes he or she is entitled to receive a benefit under this Plan and desires written confirmation must submit a claim in writing to the Plan Administrator. The Plan Administrator shall, within 90 days after receipt of the claim, either allow or deny the claim in writing.
(b)Denial of Claim. Any initial denial of a claim for benefits shall be from the Plan Administrator inwriting, setting forth, in a manner calculated to be understood by the claimant, the following:
(i)    the specific reason(s) for the denial;
(ii)    specific reference(s) to pertinent provision(s) of the Plan on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)    an explanation of the Plan’s review procedure and time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.
(c)Request for Review of Denial. Within 60 days after a claimant’s receipt of written notification of denial of a claim, the claimant (or his or her duly authorized representative) upon written application to the Plan Administrator, may request a review of such denial. The application shall state the name and address of the claimant; the fact that the claimant is disputing the denial of claim; the date of the notice of denial; and the reason(s), in clear and concise terms, for disputing the denial. In addition, to the extent required by law, claimant shall have the right to (i) be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information relevant to his or her claim, and (ii) submit in writing to the Plan Administrator any comments, documents, records or other information relating to his or her claim.
(d)Review of Denial. The Plan Administrator shall make a decision on review of a denied claim within 60 days after receipt of the request for review, taking into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be deemed final. The Plan Administrator’s decision on review shall be in writing, setting forth, in a manner calculated to be understood by the claimant the following:
(i)    the specific reason(s) for the final decision;
(ii)    specific reference(s) to the pertinent provisions of the Plan on which the final decision is based;
(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his/her claim; and
(iv)    a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to bring an action under Section 502(a) of ERISA.

The Plan Administrator shall, upon request, provide a claimant whose claim is denied any information that the Plan generated or obtained in the process of making the particular determination and must specifically identify to the claimant any internal rules, guidelines, or protocols that served as the basis for the adverse determination.
(e)Extensions of Review Periods. The 90-day period described in Section 9(a) and the 60-day period described in Section 9(d) may be extended at the sole and absolute discretion of the Plan Administrator for a second 90-day or 60-day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension and the date by which a final decision is expected. Any person submitting a claim may, with the consent of the Plan Administrator, withdraw the claim at any time, or defer the date as of which such claim shall be deemed filed for purposes of this procedure.
(f)Seeking Review of a Claim in Court. The claimant must first exhaust his or her claim and review rights as provided under the claim procedures set forth in this Section 9 before seeking review of his or her claim in court. If the Plan Administrator does not follow the claim procedures set forth in this Section 9, the claimant shall be entitled to seek review of his or her claim in court without first exhausting the claim and review rights as provided under these claim procedures. Any lawsuit or other legal or equitable action initiated by a claimant under the Plan must be brought by the claimant no later than one year following the final decision on his or claim for benefits under these claim procedures. The one-year limitation period in the preceding sentence shall apply in any forum in which the claimant initiates such lawsuit or other legal or equitable action, and if no such lawsuit or other legal or equitable action is filed within such period, the claimant’s benefit claim shall be deemed to be permanently waived and abandoned by the claimant and the claimant shall be barred from reasserting such claim.
10.Other.
(a)Payments Not Benefits Bearing. Severance Benefits payments made under this Plan shall not be treated as eligible “compensation” for purposes of any retirement, savings, deferred compensation or similar plan of the Corporation, the General Partner, the Partnership or any Affiliate, including, but not limited to, the Marathon Petroleum Retirement Plan, the Marathon Petroleum Thrift Plan, the Marathon Petroleum Excess Benefit Plan, and the Marathon Petroleum Executive Deferred Compensation Plan.
(b)Indebtedness to Corporation. If the Corporation determines that a Senior Leader is indebted to it or an Affiliate on the effective date of the Senior Leader’s Qualified Termination, including by reason of breaching a commitment to the Corporation or an Affiliate, the Corporation reserves and will have the right to offset, or have its Affiliate offset, the payment of any Severance Benefits under the Plan by the amount of such indebtedness, as determined by the Plan Administrator. Such offset shall be made in accordance with all applicable laws, including the intent not to trigger taxes under Section 409A of the Code.
(c)No Assignment or Alienation. Except as described in Section 10(b), no amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, commute, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any such benefit, whether presently or subsequently payable, shall be void. Except as required by law, no benefit payable under this Plan shall, prior to actual payment, in any manner be subject to seizure, garnishment, attachment, execution, sequestration or other legal process for the payment of any debts, judgments, alimony, separate maintenance or liability of any Senior

Leader, or be transferrable by operation of law in the event of a Senior Leader’s or any other person’s bankruptcy or insolvency.
(d)Plan Administrator’s Authority to Act. The Plan Administrator is authorized to comply with any court order in any action in which the Plan or the Plan Administrator has been named as a party, including any action involving a determination of the rights or interests in a Senior Leader’s benefits under the Plan.
(e)Withholding. The Corporation shall have the right to withhold and/or cause to be withheld from any amount to be paid to a Senior Leader under this Plan any federal, state, or local withholding or other taxes or charges which from time to time it is required to withhold
(f)Overpayments. If any cash Severance Benefit is paid to a Senior Leader and the Corporation or Plan Administrator determines that all or part of such payment was not owed under the terms of the Plan, the Corporation reserves the right to recover such payment, or cause an Affiliate to recover such payment, including in all cases deducting such amounts from any sums due the Senior Leader.
(g)Cooperation with Plan Administrator. As a condition for the receipt of any benefit under this Plan, each Senior Leader shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of benefits hereunder.
(h)No Right to Employment. This Plan does not confer upon any Senior Leader the right to be retained in the service of the Corporation, the General Partner, the Partnership or any Affiliate, nor affect the right of the Corporation, the General Partner or any Affiliate to terminate the employment of any Senior Leader at any time for any reason with or without Cause.
(i)Representatives or Heirs of Senior Leader. If the Senior Leader dies when any Severance Benefit remains payable to him or her, such Severance Benefit, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Senior Leader’s Surviving Spouse, and if there is no Surviving Spouse, then to the Senior Leader’s estate, and for this purpose, this Plan will inure to the benefit of and be enforceable by the deceased Senior Leader’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.Consolidations, Mergers, Etc.
In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Corporation or the General Partner or the Partnership from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 11 shall prevent an acquirer of or successor to the Corporation, the General Partner or the Partnership from assuming the obligations, or any portion thereof, of the Corporation, the General Partner or the Partnership hereunder pursuant to the terms of the Plan provided that such acquirer or successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or successor to the Corporation, the General Partner or the Partnership agrees to perform the obligations, or any portion thereof, hereunder, the Corporation, the General Partner or the Partnership shall require any person, firm or entity which becomes its successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Corporation, the General Partner or the Partnership would be required to perform hereunder if no such succession had taken place.

12.Notice.
All notices or other communications required or permitted under the Plan shall be made in writing, which includes e-mail. Notice shall be effective on the date of delivery if delivered by hand upon receipt or if delivered by use of the recipient’s Corporation or Affiliate issued valid e-mail address upon receipt (for e-mail purposes, the valid e-mail address of the Corporation’s Chief Legal Officer (or successor position) may be used for the delivery of notices to the Corporation, the General Partner, the Partnership or the Plan Administrator), on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below.
If to a Senior Leader:
To the residence address for the Senior Leader last shown on the Corporation’s or Affiliate’s payroll records.
If to the Corporation, the General Partner, the Partnership and/or the Plan Administrator:
Marathon Petroleum Corporation
539 South Main Street
Findlay, OH 45840
Attn: Chief Legal Officer
Or:
To such other address or e-mail address as either party shall have initially furnished to the other in writing in accordance with the above provisions.
13.Governing Law.
Except to the extent preempted by ERISA or otherwise governed by federal law, the validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions therein.
14.Validity; Severability.
If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.
15.Plan Amendment and Termination.
The Corporation and the General Partner may at any time and for any reason amend or terminate this Plan; provided, that for a period of two years following a Partnership Change in Control, the Plan may not be amended in a manner adverse to a Senior Leader with respect to that Partnership

Change in Control. Any amendment to or termination of the Plan shall be in writing and executed by an authorized officer of the each of the Corporation and the General Partner.
16.Entire Plan.
This Plan contains the complete statement of its terms. The Plan may only be amended or terminated in writing and then only as provided in Section 15. The legal or equitable rights or interests of any person in this Plan, and the Corporation’s and the General Partner’s obligations or liabilities therefor, shall be exclusively determined by the express provisions of the Plan.

Executed this 9th day of December 2024, by a duly authorized officer of Marathon Petroleum Corporation.
MARATHON PETROLEUM CORPORATION

/s/ Fiona C. Laird
By: Fiona C. Laird
    Chief Human Resources Officer and Senior Vice President Communication

Executed this 9th day of December 2024, by a duly authorized officer of MPLX GP LLC.
MPLX GP LLC

/s/ C. Kristopher Hagedorn
By: C. Kristopher Hagedorn
    Executive Vice President and Chief Financial Officer MPLX